SECRETARY'S CERTIFICATE

            I, Carol Lerner Brown, Secretary of First Investors Life Insurance Company, a New York corporation (the "Corporation"), do hereby certify that the following resolutions were duly adopted by the Corporation's Executive Committee Meeting by telephone on September 30, 2004. I further certify that said resolutions are still in full force and effect and have not been amended or repealed.

            RESOLVED, that First Investors Life Insurance Company shall establish Separate Account E for the purpose of issuing Variable Life Insurance Contracts.

            FURTHER RESOLVED, that the President is directed to do all things necessary or proper, in her discretion or judgment, to enable this Corporation to offer said Variable Life Contracts including, but without limiting the generality of such directions or authority, the filing of a registration statement and amendments thereto with the Securities and Exchange Commission; the filing of the Plan of Operations with New York State and any necessary documents with the securities bureaus and insurance departments of the various states and the taking of all other actions required by the laws of the United States or of the various states; the issuing of any preliminary and final prospectus; and the payment of all fees, costs, and expenses incidental thereto.

            IN WITNESS WHEREOF, I have set my name and seal of this Corporation this 31st day of March, 2005.

[Corporate Seal]


                                        /s/ Carol Lerner Brown
                                        ----------------------
                                            Carol Lerner Brown